UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2009

Thomas Weisel Partners Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	No. 000-51730	No. 20-3550472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Montgomery Street San Francisco, California		94104
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 364-2500

N.A.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors.

(d): On September 22, 2009, the Board of Directors of Thomas Weisel Partners Group, Inc. (the “Registrant”) voted to expand the size of the Board of Directors by one (from seven to eight members) and appointed Robert E. Grady to fill the newly created vacancy.  Mr. Grady will not serve on any Board Committees at this time.

Mr. Grady served for the past nine years as a partner at The Carlyle Group, one of the world’s largest private equity firms, where he was Chairman and Managing Partner of Carlyle Venture Partners, the firm’s U.S. venture and growth capital organization.  Mr. Grady joined Carlyle in 2000 as global head of Venture Capital and served as a Member of Carlyle’s Management Committee.  Mr. Grady served as Chairman of the National Venture Capital Association’s Board of Directors from 2006 – 2007, having joined the Board of Directors in 2002.  Prior to joining Carlyle, Mr. Grady was a Managing Director and member of the Management Committee at Robertson Stephens.  Mr. Grady previously served in the White House as Deputy Assistant to President George H.W. Bush and as Executive Associate Director of the Office of Management and Budget (OMB).  Mr. Grady also served for a decade on the faculty of the Stanford Graduate School of Business where he taught courses on environmental policy and regulation.  Mr. Grady is also a Director of AuthenTec, Inc. (NASDAQ: AUTH), Maxim Integrated Products (NASDAQ: MXIM) and several privately-held companies. Mr. Grady received his Bachelors Degree from Harvard College and his MBA from the Stanford Graduate School of Business.

Additional changes to the Board include the appointments of Matthew R. Barger as Lead Director of the Board and Alton F. Irby as Chairman of the Compensation Committee, who is replacing Mr. Barger in this capacity.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thomas Weisel Partners Group, Inc.

Date: September 25, 2009	By:	/s/ Mark Fisher
Name: Mark Fisher
Title: General Counsel